Exhibit 14.1

NUVILEX, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Nuvilex, Inc. and its subsidiaries (“Company”) believe that the path to success comes from more than sound business judgments and carefully managed operations. It is also founded on the integrity of the Company’s business dealings, the trust employees have in each other, the respect employees show the persons with whom the Company does business and the Company’s reputation for honesty and forthrightness. The standards in this Code of Business Conduct and Ethics (“Code”) reflect that commitment. The Company expects every officer, director and employee of the Company to read and understand the Code, to adhere to both its letter and spirit and to understand its application to the performance of their business responsibilities.[1]

This Code does not describe every practice or principle related to honest and ethical conduct. It addresses conduct that is particularly important to proper dealings with the people and entities with which employees interact, but reflects only a part of the Company’s commitment. The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person with whom the Company is associated. It is the responsibility of All Personnel to apply common sense, together with the highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.

Personnel should not hesitate to ask questions about whether any particular conduct may violate this Code or voice concerns about its application or any areas that need clarification. Compliance procedures are detailed in Section 15 below. Personnel need to be alert to possible violations of this Code by others and should feel free to report suspected violations, without fear of any form of retaliation.

Violations of this Code will not be tolerated. Personnel who violate the standards in this Code may be subject to disciplinary action, up to and including termination of employment, and, in appropriate cases, civil legal action or referral for criminal prosecution.

1. Legal Compliance

The Company’s success depends upon each of its officers, directors and employees operating within legal guidelines and cooperating with local, national and international authorities. Compliance with both the letter and spirit of the law is essential. Accordingly, All Personnel need to understand the legal and regulatory requirements applicable to their work. While Personnel are not expected to know every detail of those laws, it is important that they recognize when to seek advice from the Company’s General Counsel.2[2] Violation of domestic or foreign laws, rules and regulations may expose individuals, as well as Company, to the risk of civil and/or criminal penalties.

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[1] This Code applies to all officers, directors and employees, as well as independent contractors and consultants who provide services to Nuvilex, Inc. or its subsidiaries on a regular basis. At times, these individuals are referred to collectively as “Personnel” or “All Personnel”. Nothing in the Code alters the employment at-will policy of employees of the Company.

[2] Hereinafter “General Counsel”.

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If Personnel have questions on the law applicable to individual conduct or Company activities, they should first consult with the Company’s General Counsel before proceeding.

2. Business Associate Privacy

Officers, directors and employees shall observe the confidentiality of non-public information they acquire by virtue of their employment by or association with the Company, including information concerning customers, suppliers, investors, business partners, agents, competitors, subsidiaries and other companies associated with the Company[3] and other employees, except where the disclosure is approved by the Company’s management[4] or otherwise required by law. All financial information should be considered confidential and not subject to disclosure except through Management.

The Company’s Business Associates and employees rely on the Company and its employees to protect their non-public personal and business information, even if the Company becomes privy to that information through normal business dealings and not by virtue of formal non-disclosure agreements. Their records are extremely confidential and should be used only for legitimate business purposes and then by only those Personnel with a business "need to know." Communications with Business Associates (including voice and data) or their records may be disclosed outside the Company only with the written consent of the Business Associate or with General Counsel’s approval.

Personnel communicating directly with Business Associates about their relationship with the Company must properly authenticate a caller (or person sending an email) to ensure protection of confidential information and compliance with relevant laws and regulations. Personnel engaged in such communications should discuss the proper means of authentication with their supervisor. Although privacy is important and protected by law, if a Company employee suspects a Business Associate is using the Company’s information or services for an unlawful or otherwise improper purpose, they should contact General Counsel immediately. Any Personnel who receives a subpoena, court order or other request for information from a law enforcement or other government agency should immediately contact General Counsel.

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[3] Collectively, “Business Associates”.

[4] Hereinafter “Management”, which includes the Company’s officers and others with significant management or supervisory responsibilities.

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3. Conflicts of Interest

The performance by each officer, director and employee of the Company must at all times be in the best interests of the Company. Therefore, it is the policy of the Company that its officers, directors and employees not engage in any activities which conflict with the Company’s business interests, which adversely affect the Company’s reputation or relations with others or which interfere with the fulfillment by each such person of their job responsibilities. Such persons may not use their position of influence, information to which they have access as a result of their relationship to the Company or Company assets or resources for their personal gain of benefit or for the improper benefit of others.

A “conflict of interest” occurs when an individual’s personal interest may interfere in any way with the performance of their duties or the best interests of Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. Officers, directors and employees must be free from influences that conflict with the best interests of Company. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

(a)	Scope

This policy applies to both on-the-job and off-the-job activities of all officers and employees, including those working on other than a full-time basis. It also applies to members of the Company’s Board of Directors.

(b)	Responsibility

Each of the persons noted in (a) above is responsible for compliance with the spirit and intent of this Code. Such personnel should discuss with their supervisor any situation which they believe might result in an actual or perceived conflict of interest.

Employees are encouraged to report any suspected conflict of interest to their supervisor or General Counsel. Supervisors should ensure that Personnel reporting to them are aware of their obligations under this policy and should provide specific guidance on its application to their organization’s operations.

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(c)	Conflicts of Interest Specifics

The Company respects the privacy and individual rights of its officers, directors and employees in the conduct of their personal affairs. However, circumstances may arise in which the activities of any such individual conflict with the best interests of the Company, which adversely affect the Company’s reputation or relations with others, or which interfere with each person’s fulfillment of their job Accordingly, such activities must be avoided, both on and off the job. It is the responsibility of each officer, director and employee to avoid any activity, association or interest which interferes with, or which may potentially interfere with, their exercise of independent judgment in the performance of their responsibilities with the Company and any activity which has the appearance of a conflict of interest, whether or not an actual conflict exists. For purposes of conflicts of interest, the activities of immediate family members of an officer, director or employee are considered the actions of that officer, director or employee. For that reason, care should be taken by All Personnel to ensure that appropriate precautions are taken.

Officers, directors and employees may not use their position with the Company, or their influence in or as a representative of the Company, for personal advantage or for the improper advantage of others. They also should not allow themselves to become personally obligated to any person or business enterprise which has, or is seeking to have, any dealings or relations with any company or with that company’s employees that are associated or affiliated with the Company. Moreover, Company assets and resources may not be used directly or indirectly for the personal use or advantage of any officer, director or employee, or for the improper advantage of others.

It is not possible to list every circumstance that may give rise to a conflict of interest. These guidelines discuss only a few of the activities which may conflict with the best interests of the Company. All Personnel are expected to exercise good judgment in dealing with other situations as they may arise. Should any doubt exist regarding an actual or potential conflict of interest, they should seek guidance from their supervisor. Officers and Directors should consult with the Chief Executive Officer or with General Counsel. All Personnel should also report any suspected conflict of interest.

Four significant areas of potential conflicts of interest are Gifts and Entertainment, Outside Activities, Use of Company Information, and Personal Financial Affairs.

(i)	Gifts and Entertainment

Gifts of more than nominal value, travel, loans, cash in any amount, excessive entertainment, services, favored treatment, or substantial or unusual accommodations of any nature may not be accepted by any officer, director or employee when to do so could possibly (1) place them in a position prejudicial or embarrassing to the Company, (2) interfere in any way with the impartial discharge of their duties, (3) reflect adversely on their integrity or that of the Company or (4) create an appearance of impropriety.

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Subject to these restrictions, Personnel may accept gifts, meals, entertainment or other normal social amenities from customers, suppliers or other persons or concerns who do, or are seeking to do, business with the Company and from a competitor of the Company, so long as what is received has only nominal value, is not extravagant and conforms to the laws and customs of the country in which it is received. Cash in any amount may not be accepted under any circumstances. These guidelines apply to Company transactions everywhere in the world, even where a contrary practice is widely considered “a way of doing business.”

Officers, directors and employees may not make, or promise to make, any payment, gift or inducement[5] to any individual or concern, if the making of such payment or gift violates any law, regulation or governmental decree, or is made for the purpose of attempting to influence an officer or employee of a customer, supplier, competitor or any other person or concern, or any officer, agent or representative of any federal, state, local or foreign government to take action in favor of the Company. Meals, gifts, tickets to athletic or cultural events, entertainment, etc. may be extended to customers, suppliers and other persons only as social amenities and only so long as they conform to the laws and customers of the country in which the expenditures is incurred. Bona fide political contributions are not prohibited, where such contributions are legal and support the Company’s long-term best interests.

The Company will not under any circumstances tolerate the solicitation, receipt or payment of kickbacks or unauthorized rebates.

The Company requires the inclusion of conflict of interest clauses in its contracts. The Company also requires the right to audit the contracting party for compliance with these clauses. Any exception must be approved by the Chief Executive Officer and General Counsel.

(ii)	Outside Activities

Outside activities which may involve the inappropriate or unauthorized use of Company time, equipment, information or resources, which detract from job performance, which may adversely affect the Company’s reputation or public or government relations, or which might conflict in any material way with the best interests of the Company, require careful attention.

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[5] Examples of improper inducements would be a promise of future employment or consulting agreements, or favorable investment terms not available to the general public.

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Officers, directors and employees are encouraged to participate in civil and political activities. However, those activities should not adversely affect the performance of Company responsibilities, the Company’s reputation, or public or government relations. For such activities, including those where participation will be on Company time, which are approved in advance, or where participation is by Company accommodation, the officer, director or employee is not authorized to give any impression of being a representative of, or acting in any manner for or on behalf of, the Company. In addition, such persons should avoid becoming a party to actions which could in any way be interpreted as being in conflict with the best interests of the Company.

Self-employment, employment by others or partnership with others is permissible only if it does not adversely affect or conflict with the performance of Company responsibilities. Except as otherwise provided for in this Code, no officer, director or employee may have an ownership or other financial interest in any company or other organization dealing with, or seeking to deal with, the Company as a supplier, customer or otherwise, without the prior approval in writing of the Chief Executive Officer and General Counsel.

No officer, director or employee, without the prior approval of the Chief Executive Officer and General Counsel, may agree to serve as an officer or director of any company or other entity organized for profit which is not affiliated with the Company, if any of the following conditions exist:

•	Its stock is available for public ownership through any channel;

•	Its business pursuits are in competition with the Company or it has a business relationship with the Company;

•	The holding of such position could reasonably be presumed to have an adverse effect on the Company, in any manner whatsoever; or

•	The individual’s performance of responsibilities with the Company could be adversely affected in any manner or to any degree.

An officer, director or employee who is a member of the board of directors of another company, but is in compliance with the foregoing guidelines, may nevertheless be confronted with a business decision which involves opportunities that compete with the Company’s activities. Such person may also come into possession of information which could be used by, or be useful to, the Company and to the detriment of the company on whose board of directors the individual sits. In such situations, such person should seek legal advice on the proper way to handle the conflict.

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(iii)	Use of Company Information

The responsibility of each officer, director and employee to act in the best interests of the Company includes the proper use and protection of the Company’s confidential, proprietary or sensitive information, including information which is designated as classified or highly confidential (“Confidential Information”).[6] Confidential Information is the exclusive property of the Company, and every officer, director and employee who has gained knowledge of it is required to hold the information in trust and must safeguard it.

Personnel should avoid situations in which their actions may be interpreted by others as using information of the Company for personal benefit or for the benefit of others, whether or not such is actually the case. In addition, Confidential Information discovered or developed by such individuals during their employment or association with the Company, whether in the course of employment or as a result of information gained while associated with the Company, is the property of the Company and, subject to applicable law, must be held in confidence by such persons and not disclosed without the prior permission of the Company.

While Management is responsible for determining whether or not Company information is confidential, it is impossible to mark or classify all such information. For this reason, officers, directors and employees are required to exercise caution and good judgment in discussing any aspect of the Company’s business with others, including others working for the Company, in order to prevent the release to outsiders, or the unnecessary dissemination within the Company, of Confidential Information. Personnel may not use such information or disclose it to anyone without the prior permission of the Company, except as is necessary for the performance of their responsibilities.

The Company encourages its officers, directors and employees to give formal verbal, visual and written presentations, to outside organizations on subjects pertaining to activities in which the Company is engaged. However, such formal presentations require the prior approval of the Chief Executive Officer and prior review of the presentation materials by General Counsel. In preparing written presentations, Personnel may quote from all materials which have been published for general distribution. Company figures or statements not included in those materials should be used only with a high degree of discretion and with the approval of Management.

These obligations regarding the use of Company information continue even after the relationship between the Company and the officer, director and employee is terminated. The Company reserves the right to protect its legal rights when any Company information, whether or not it is Confidential Information, is used improperly by current or former officers, directors or employees.

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[6] See also Section 9 of this Code.

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(iv)	Personal Financial Affairs and Trading on Insider Information

Investments or financial transactions by officers, directors and employees, including those involving real property, should not involve the use of Company time, property or resources or the Company’s Confidential Information. Personnel may not use any such information obtained while associated with the Company for the individual’s financial gain or for the gain of others, both during that association and after it has ceased. In addition, officers, directors and employees are prohibited from holding a substantial financial investment in any company or other organization that deals with the Company as a supplier, contractor, purchaser or distributor, or one that competes with the Company.

The personal financial activities of officers, directors or employees should also not be of the type or circumstance where one could reasonably presume that the use of Company time, property, resources or information was used, whether or not that was the case. Personnel should avoid personal investments and financial transactions where it can reasonably be presumed that an opportunity exists for a conflict of interest to occur.

Likewise, personal transactions with the Company’s suppliers, customers, contractors, purchasers, distributors or competitors may not involve the use of Company time, property, resources or information. Such transactions must be on non-preferential terms and independent of any relationship with the Company. Moreover, personal investments and transactions, including loans, with any company or person doing or seeking to do business with the Company as a supplier, customer, contractor, purchaser, distributor or competitor are prohibited unless such transactions are clearly non-preferential and independent of any relationship with the Company.

Insider trading is prohibited. The Company has adopted an Insider Trading Policy. It is the responsibility of all Personnel to adhere strictly to this Policy. In brief, no officer, director, consultant or employee of the Company may buy or sell stock or other securities of the Company or of other companies with which the Company has done or is doing business while in possession of “material” information about the Company or other company that has not yet been made generally known and was obtained in the course of Company business. In addition, no director, officer, consultant or employee of the Company who knows of any material non-public information about the Company may not communicate that information to any other person, including family and friends. Personnel must avoid situations where their actions could reasonably lead one to believe that they are using “inside” information for their own personal profit or that of their relatives, friends or others, whether or not such is the basis.

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It is often difficult to determine what information should be considered “material.” Matters which are often considered “material” include results of preclinical studies or clinical trials or the timelines and expected duration of such studies, changes in previously announced earnings estimates or financial results which are significantly different from those which were generally anticipated, a significant increase or decline business, a significant decline in liquidity, major litigation developments, major public or private sales of additional debt or equity securities, potential major investments in the Company, changes in business plans, changes in business strategies, changes in normal and expected capital investment plans, major acquisitions or dispositions of assets or business operations, mergers, the creation of new subsidiaries, and top management or control changes.

Officers, directors and employees may own securities of publicly-owned companies which are regularly traded on the open market if they are not purchased as a result of confidential knowledge about Company dealings, relations or negotiations with such companies.

(d)	Reporting Conflicts of Interest

All Personnel are required to promptly report the existence of any situation that may result in a conflict of interest or any circumstance which could give rise to the appearance of a conflict of interest, in violation of this Code. Failure to report the existence of a conflict or circumstances which could give rise to the appearance of a conflict is grounds for disciplinary action, up to and including termination.

Officers and directors are required to promptly report the existence of any conflict or potential conflict to the Chief Executive Officer and General Counsel, who will work together to resolve the issues. Other personnel are required to report the existence of any conflict or potential conflict to their manager or supervisor, who will work with General Counsel to resolve the issues.

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4. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity and Internal Controls

The integrity of the Company’s records and public disclosures depends on the validity, accuracy and completeness of the information supporting the entries to the Company’s books of account. Therefore, the Company’s corporate and business records should be completed accurately, completed and honestly. The making of false or misleading entries, whether they relate to financial results or to other financial information, is strictly prohibited. The Company’s records serve as a basis for managing the business and are important in meeting the Company’s obligations to its customers, suppliers, creditors, employees and others with whom it does business, including government agencies. As a result, it is important that the Company’s books, records and accounts accurately and fairly reflect, in reasonable detail, the Company’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. The Company therefore requires that:

•	No undisclosed or unrecorded fund or asset be established for any purpose;

•	No entry be made in its books, records and accounts that intentionally hides or disguises the nature of any transaction or of any of the Company’s assets, liabilities or holdings, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of all sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately and completely in the Company’s books, records and accounts;

•	All Personnel comply with the Company’s system of internal controls; and

•	No cash, holdings or other assets may be maintained for any purpose in any unrecorded or “off-the-books” fund or in the accounts of another entity.

The Company’s accounting records are also relied upon to produce reports for Management, stockholders and creditors, as well as for governmental agencies. These reports must provide full, fair, accurate, timely and understandable disclosures and fairly present the Company’s financial condition and the results of its activities and operations. Personnel who collect, provide or analyze information for, or otherwise contribute in any way, in preparing or verifying these reports should strive to ensure that the Company’s financial disclosures are accurate and transparent, and that these reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of the Company’s business and finances, and the quality and integrity of the Company’s accounting and disclosures. In addition:

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•	All Personnel may not take or authorize any action that would cause the Company’s financial records or financial disclosures to fail to comply with generally accepted accounting principles, or other applicable laws, rules and regulations; and

•	All Personnel must: (i) cooperate fully with the Company’s accounting department and internal auditors, as well as the Company’s independent public accountants and outside auditors and legal counsel; (ii) respond to their questions honestly and with candor; and (iii) provide them with complete and accurate information to help ensure that the Company’s books and records, are accurate and complete.

Personnel who become aware of any actual or potential departure from these standards have the responsibility to report their knowledge promptly to their manager or supervisor.

5. Company Records; Records Retention

All Personnel are responsible for creating, using, storing and disposing of records in accordance with the needs of the business and in compliance with applicable federal, state and local laws and requirements. Records include not only documents but also information prepared and preserved in electronic media, such as e-mails, computer hard drives, telephone memories, CDs, fax machine memories and the like. All information contained in documents or stored on Company computers, fax machines and other Company equipment is the property of the Company and is subject to review by the Company at any time.

Company records must accurately and completely record Company business, and be kept in accordance with applicable laws and regulations. False, misleading, inaccurate or incomplete recordkeeping on Company business activities violates this Code and will subject personnel engaged in such recordkeeping to disciplinary action, up to and including termination of the individual’s employment or other relationship with the Company.

Records should be retained in accordance with applicable laws and regulations, so long as they are necessary for the conduct of the Company’s business activities and to protect the interests of the Company with regard to pending or potential investigations, claims and litigation. Retention periods will be designated for various categories of Company records, and each officer, director and employee is responsible for managing records in their possession, custody or control in accordance with those retention periods. Personnel are required to dispose of and discontinue retention of records which have been retained for their designated retention period and which are no longer necessary for the conduct of the Company’s business activities or to protect the interests of the Company with regard to pending or potential investigations, claims and litigation.

In the event of an audit, an internal or external investigation into Company records, or an investigation, claim or lawsuit involving the Company, those records relevant to the audit, investigation, claim or lawsuit must be retained for that period of time designated by Management and General Counsel as necessary for its completion. Such records may not be disposed of without the prior approval of General Counsel.

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6. Fair Dealing

The Company endeavors to outperform its competition fairly and honestly. Advantages over competitors are to be obtained through superior performance, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance the Company’s interests. If information that may constitute a trade secret or other confidential information of another business is obtained by mistake, or if Personnel have questions about the legality of proposed information gathering, they should consult with the Company’s Compliance Officer.[7]

Personnel are expected to deal fairly with our customers, suppliers, employees and anyone else with whom such Personnel have contact in the course of performing their job. Personnel may not take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practices.

7. Protection and Proper Use of Company Assets

All Personnel are expected to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company property, such as office supplies, automobiles, computer equipment, phones and offices, are to be used for business purposes only. All Personnel need to be mindful of the fact that the Company retains the right to access, review, monitor and disclose any information transmitted, received or stored using the Company’s electronic equipment (including e-mails), with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of the Company’s assets must be immediately reported to the individual’s manager or supervisor.

The Company’s computer systems, network and electronic data are an essential part of the business. Their continuous availability and efficient use play a critical role in the Company’s success. All Personnel should do their part to safeguard the integrity and confidentiality of the systems, the network and the electronic data processes stored in the Company’s systems by protecting passwords, user IDs and access to all Company facilities.

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[7] The Company’s Compliance Officer is its General Counsel, Kenneth L. Waggoner.

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Due care and common sense should govern the use of the Company’s computer systems, and access to the Company’s electronic data; therefor, All Personnel should observe the following guidelines:

•	Computer facilities and records are not to be used or accessed without authorization;

•	Passwords, IDs and access to computer systems and facilities must be protected;

•	Software, data or files may not be altered or destroyed without authorization;

•	Software or data may not be downloaded, copied or installed without appropriate authorization;

•	Only legally licensed software may be used, to protect against the spread of viruses and spy-ware; and

•	Data is to be accessed on a need-to-know basis and such access should otherwise be restricted.

8. Intellectual Property

The Company values and encourages the protection of its intellectual property (such as patents, trade secrets, copyrights and trademarks) and proprietary information while simultaneously respecting the valid intellectual property rights of third parties. Intellectual property laws protect many materials used by the Company in the course of its business. Copyright laws protect materials such as computer software, music, artwork, audio and videotapes, books, presentations and training materials. Patent laws protect inventions and trade secret laws protect proprietary information. Trademark laws protect product and services names.

Personnel must not knowingly infringe on the valid intellectual property rights of others and must identify any agreements they have with past employers concerning protection of such rights. Personnel should direct any intellectual property questions or concerns to the General Counsel.

9. Confidentiality

One of the Company’s most important assets is its Confidential Information.[8] Officers, directors and employees who have received, or have access to, Confidential Information should take those steps necessary to keep such information confidential. Confidential Information may include, but is not limited to, business, marketing and service plans, financial information, databases, customer and investor data (including, for example, customer financial information), pricing strategies, personnel data, personally identifiable information pertaining to Company employees, independent contractors and consultants, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers) and similar types of information provided to the Company by such individuals or organizations.

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[8] The Company’s “Confidential Information” includes all of its confidential, proprietary or sensitive financial or other business information, and not just information which is designated as classified or highly confidential. See Section 3(c) (iii) of this Code.

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Except when disclosure is authorized or legally mandated, Personnel may not share Company or Business Associate[9] Confidential Information with third parties or others within the Company who do not have an appropriate business purpose for receiving that information. Unauthorized use or distribution of such information could also be illegal and result in civil liability and/or criminal penalties. In determining whether such information is authorized or legally required to be disclosed, Personnel should consult with the General Counsel.

All Personnel should also take care not to disclose Confidential Information inadvertently. Materials that contain Confidential Information, such as memoranda, notebooks, computer disks and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning the Company’s business, financial data, strategies or plans, or prospects on the Internet, or that of a Business Associate, is prohibited. Personnel may not discuss such business, financial data, strategies or plans, or prospects in any “chat room,” regardless of whether Personnel use their own name or a pseudonym. Personnel should also be cautious when discussing such information in public places like elevators, airports, restaurants and “quasi-public” areas, such as lobbies, retail areas, cafeterias or lunch rooms. Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Company, except where required for appropriate business purposes.

10. Provisions of Particular Applicability to Senior Financial Officers

The Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice Presidents and other senior finance and accounting Officers[10] hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all interests are appropriately balanced, protected, and preserved. Because of this special role, such Senior Officers are bound to conduct themselves in accordance with the following principles and responsibilities:

•	To act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	To provide information that is accurate, complete, objective, relevant, timely, and understandable to ensure full, fair, accurate, timely, and understandable disclosure reports and documents that the Company files with, or submits to, government agencies and in other public communications;

•	To comply with the rules and regulations of federal, state, foreign and local governments, and other appropriate private and public regulatory agencies;

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[9] “Business Associates” includes customers, suppliers, investors, business partners, agents, competitors, subsidiaries and other companies associated with the Company. See Section 2 of this Code.

[10] Collectively, the “Senior Financial Officers”.

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•	To act in good faith and responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated;

•	To respect the confidentiality of information acquired in the course of their work except when they are authorized or otherwise legally obligated to disclose it. Confidential information acquired in the course of their work may not be used for personal advantage;

•	To proactively promote and be an example of ethical behavior as a responsible Senior Officer among peers, in the work environment and in the community;

•	To achieve the responsible use of and control over all assets and resources employed or entrusted to them;

•	To be responsible for implementing and maintaining adequate internal control procedures for financial reporting, including disclosure controls; and

•	To promptly report Code violations to the Compliance Officer.

11. International Business

The Company must abide by the letter and spirit of the laws, rules and regulations of countries in which it does business. The Company is committed to following not only the laws of the United States that deal with foreign business transactions (such as the Foreign Corrupt Practices Act (“FCPA”)), but also the laws of the host countries in which the Company has activities or in which it operates. Because cultural differences and local customs or laws may raise issues, prior to engaging in any international business in a country in which the Company is not currently operating, Personnel should first discuss these issues with Management and with General Counsel.

Payments the Company makes in the course of doing business internationally must: (i) reflect the value of the services actually provided; (ii) be made for proper business purposes; (iii) be made to legitimate business service providers; (iv) meet the requirements of the laws of the United States and of other countries where the Company is engaged in business activities; and (v) not be made in a country other than the country where the services are performed, unless supported by business and legal considerations that are fully documented.

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One key law governing the conduct of Company business in other countries is the FCPA, which governs payments from companies in the United States and some foreign companies to foreign government officials and their agents and representatives. Generally, it is a violation of the FCPA to make payments or related offers, or to provide any other benefit, to or for the benefit of such officials, agents or representatives. Regardless of the particular customs of a foreign country, All Personnel must be particularly careful to follow Company standards, FCPA laws, local laws and the laws of the United States regarding doing business with non-U.S. officials or those officials’ family members.

Personnel must never make payments to a third party where there is a belief or suspicion the payment may be passed to officials outside of the United States, or to other persons to improperly influence that person's decision-making to secure, retain or direct business for the Company. Personnel must not use an agent, contractor or other entity to make any payment that Company itself cannot make. Whenever the Company retains any agent in connection with foreign business, Personnel must make sure they can properly trace any funds provided to the agent to ensure that they are not used to make improper payments to government officials or their agents or representatives.

Compliance with the FCPA and other applicable laws and regulations concerning international business can be complicated. All questions should be directed to General Counsel for discussion and resolution.

12. Employee Relations

(a)	Respectful Workplace

The Company is committed to providing a workplace that is free from verbal, physical, and visual forms of harassment so that everyone can work in a productive, respectful, and professional environment. Harassment in employment based on race, color, sex, creed, religion, age, marital status, national origin, citizenship, disability, veteran status, sexual orientation, or any other status or characteristic protected by local, state, or federal law is strictly prohibited. Personnel who violate this policy are subject to discipline, up to and including termination.

(b)	Employee Privacy

Personnel have no right of privacy in information they send, receive, access or store on any of Company's computer systems, telephone systems or networks. Electronic message traffic that interferes with the network or its interconnected systems is prohibited. The Company reserves the right to review these forms of communications (including but not limited to Internet activity, email, instant messages or other electronic messages, computer storage and voicemail), as well as the right to inspect the Company workspace provided to Personnel, at any time.

(c)	Personal Relationships at Work

Personal relationships in the workplace can result in actual and/or perceived conflicts of interest. The Company does not allow its Personnel to have a direct reporting or contractual relationship with any immediate family member, any relative, or any person who has a significant personal relationship with other Personnel. As with any other situation, the Company expects that its Personnel will not put themselves or the Company in a compromising position. Personnel should notify their manager or supervisor when involved in a personal relationship that could be considered a potential conflict of interest.

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(d)	Safety in the Workplace

The Company is committed to preventing workplace violence and to maintaining a safe work environment. Conduct that threatens, intimidates, or coerces other Personnel, a customer, a guest, or a member of the public at any time, including during off-duty periods, will not be tolerated. This prohibition includes all acts of harassment, including those that are based on an individual’s sex, race, age, or any characteristic protected by federal, state, or local law. All threats of or actual violence, both direct and indirect, should be reported in a detailed manner as soon as possible to a manager or supervisor, Management or General Counsel. The Company will promptly and thoroughly investigate all legitimate reports. The identity of the individual making a report will be protected to the extent practical. Personnel determined to be responsible for threats of or actual violence or other conduct that is in violation of this Code will be subject to prompt disciplinary action, up to and including termination.

(e)	Drug/Alcohol Policy

The Company is committed to having a safe, healthy, and efficient work environment. Being under any influence of drugs or alcohol on the job poses safety and health risks, both to the user and to all those who work with the user. The Company complies with federal and state rules, regulations or laws that relate to the maintenance of a workplace free from illegal drugs and alcohol. As a condition of employment, All Personnel are required to abide by the terms of the Code and to notify Management of any conviction of any criminal drug or alcohol-related statute no later than five days after such conviction.

13. Media Contacts

If an officer, director or employee is contacted by the media in connection with the business of the Company or the activities of any of its employees, the media contact should be referred to General Counsel for handling of the response. Employees should not discuss Company matters with the media, absent expressed prior approval by Management.

14. Waivers

Waivers of any provision of this Code for officers, directors and Management may be authorized only by the Board of Directors. Such waivers may be disclosed to stockholders or in public filings, as required by applicable laws, rules and regulations. Requests for waivers of any provision of this Code by other Personnel should be directed to the Company Compliance Officer.

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15. Compliance Standards and Procedures

(a)	Compliance Resources; Hotline Number

To facilitate compliance with this Code, the Company has implemented a program of Code awareness, training and review. The Company’s Compliance Officer will oversee this program. Except as otherwise indicated in other provisions of this Code, the Compliance Officer is the person to whom Personnel can address any questions or concerns with respect to potential violations of this Code. The Compliance Officer is responsible for the following:

•	Investigating possible violations of the Code and bringing them to resolution;

•	Training Personnel in Code requirements;

•	Conducting periodic training sessions to refresh Personnel on becoming familiar with the Code;

•	Monitoring compliance with the Code on both an informal and a formal basis, placing particular emphasis on the relationships between Personnel and third parties;

•	Distributing copies of the Code to All Personnel, along with annual reminders, so that Personnel understand that they are responsible for reading, understanding and complying with the Code;

•	Making recommendations to the Board of Directors to update the Code as needed to reflect changes in the law, in Company operations, in the Company’s experience in complying with and enforcing the Code, and in recognized best practices, and then alerting Personnel to any such updates approved by the Board; and

•	Otherwise promoting an atmosphere of responsible and ethical conduct within the Company.

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Even though this Code provides that Personnel should bring questions and concerns to the attention of a supervisor or manager, there may be times when Personnel prefer to speak with someone else. In these instances, Personnel should feel free to discuss their questions and concern directly with the Compliance Officer. If Personnel are uncomfortable speaking with the Compliance Officer, for whatever reason, the Company has established a Compliance Hotline at + (949) 798-9986. Personnel may use this Hotline to ask questions about Company policy, to seek guidance on specific situations, or to report possible violations of the Code. Personnel who use the Hotline are not required to identify themselves, if they prefer not to remain anonymous. Whether Personnel identify themselves or remain anonymous, the contact with the Hotline will be kept strictly confidential, within the letter and spirit of this Code. The Company has developed a set of Compliance Hotline procedures to guide Hotline contacts and responses to Hotline inquiries, which are available to All Personnel.

(b)	Clarifying Questions and Concerns; Reporting Possible Violations

It is Company policy that All Personnel have the unfettered opportunity to bring to the attention of any manager or supervisor, or the Compliance Officer, allegations of potential wrongdoing or other misconduct of any officer, director or employee, including, but not limited to: (i) potential violations of the this Code; (ii) potential violations of any laws or regulations; (iii) any actions considered unsound business practices; (iv) unsafe practices that jeopardize the health, welfare or safety of the employees or property of the Company or others; or (v) accounting, internal accounting controls or auditing matters.

Such concerns may include, but are not limited to: (i) corruption; (ii) violations of this Code; (iii) insider trading; (iv) bribery; (v) acceptance of gifts or entertainment outside the guidelines in this Code; (vi) theft of property; (vii) misuse of Company property, assets or facilities; or (viii) any activity that involves fraud, deceit or any other form of misconduct.

If Personnel encounter a situation, or are considering a course of action whose appropriateness is unclear, Personnel should discuss the matter promptly with their manager or supervisor, or the Compliance Officer. Personnel can also use the Compliance Hotline. Personnel need to understand that even the appearance of impropriety can be very damaging to the Company and should be avoided.

Personnel who become aware of potential wrongdoing, including a suspected or actual violation of this Code, have a responsibility to report it. A Violation Reporting Form which Personnel, at their option, may use is attached to this Code. Personnel are expected to promptly provide a specific description of the violation that they believe may have occurred, including any information about the persons involved and the date of the violation. Personnel who speak with their manager or supervisor, or with the Compliance Officer, or who contact the Compliance Hotline, can do so without fear of any form of retaliation. The Company will take prompt disciplinary action against anyone who retaliates against Personnel who make such a complaint, up to and including termination.

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Managers and supervisors are required to promptly report any complaints or observations of potential wrongdoing, including violations of this Code, to the Compliance Officer. The Compliance Officer will investigate all reports promptly and with the highest degree of confidentiality that is possible under the specific circumstances, and move them to resolution. The cooperation of the complaining Personnel in the investigation is necessary and will be expected. As needed or as the law may require, the Compliance Officer may need to consult with the Audit Committee of the Board of Directors.

If the investigation indicates that a violation of this Code or some other wrongdoing has occurred, the Company will take such action it believes to be appropriate under the circumstances. If the Company determines that an individual working for or with the Company is responsible, that individual will be subject to disciplinary action up to and including termination and, in appropriate cases, civil action could result or the matter could be referred for criminal prosecution. Appropriate action may also be taken to minimize the risk of the wrongdoing or Code violation recurring.

16. Documentation.

Each officer, director and employee will be provided with this Code and will be required to sign a written acknowledgement of its receipt and his/her agreement to comply with it. The form of such acknowledgement is attached to this Code. This Code may also be amended by the Board of Directors from time to time, in which case All Personnel will be notified of the changes annually or at such other intervals as are deemed appropriate.

Approved and adopted by the Company Board of Directors on September 19, 2014.

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ACKNOWLEDGEMENT OF CODE OF BUSINESS CONDUCT AND ETHICS

(To be placed in personnel file)

I hereby acknowledge receipt of a copy of the Company’s Code of Business Conduct and Ethics on ________________________, 20___.

I also acknowledge that I have read and understand the intent and conditions within this Code of Business Conduct and Ethics and agree to abide by its terms. I also understand its compliance procedures and that I can seek guidance with regard to its application to my work in accordance with those procedures without fear of retribution.

I also understand that these guidelines will be used and modified at the discretion of Company.

Signed: ___________________________________________

Printed Name: ______________________________________

Date: _____________________________________________

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VIOLATION REPORTING FORM

It is the Company’s policy that Personnel[11] have the opportunity to bring to the attention of the Company concerns regarding possible wrongdoing or other misconduct by officers, directors or other Personnel, including, but not limited to: (i) potential violations of the Company’s Code of Business Conduct and Ethics ("Code”); (ii) potential violations of any laws or regulations; (iii) any actions considered unsound business practices; (iv) unsafe practices that jeopardize the health, welfare or safety of the employees or property of the Company or others; or (v) accounting, internal accounting controls or auditing matters.

Such concerns may include, but are not limited to: (i) corruption; (ii) violations of the Code; (iii) the recording of business or financial transactions that appear to be inaccurate, unethical or dishonest, or which deviate from generally accepted accounting practices; (iv) insider trading; (v) bribery; (vi) acceptance of gifts or entertainment outside the guidelines in the Code; (vii) theft of property; (viii) misuse of Company property, assets or facilities; or (ix) any activity that involves fraud, deceit or any other form of misconduct.

All Personnel who bring forward such concerns or who participate in any investigation of wrongdoing will be free from retaliation. The Company recommends use of this Reporting Form to report alleged wrongdoing. It should be sent or delivered to the Company’s Compliance Officer (General Counsel). Personnel also have the option of using the Company’s Compliance Hotline (+ (949)-278-9182). The identity of the reporting individual will be protected whichever complaint procedure is followed.

NAME, TITLE, AND LOCATION OF INDIVIDUAL(S) INVOLVED:

SUMMARY OF THE INCIDENT OR ALLEGED WRONGDOING BEING REPORTED:

Note: If additional space is needed, please attach another page.

NAME OF PERSON REPORTING:

___________________________________________

(The employee’s name and signature may be left blank, at the employee’s option)

SIGNATURE OF PERSON REPORTING:

__________________________________________

DATE OF THIS REPORT: __________________________________________

____________

[11] This reporting form is available for use by all officers, directors and employees, as well as independent contractors and consultants who provide services to the Company on a regular basis. At times, these individuals are referred to collectively as “Personnel” or “All Personnel.” Nothing in this form or in the procedures discussed alters the employment at-will policy of employees of Nuvilex, Inc. and its subsidiaries (“Company”).

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